Exhibit 10.3

DEVELOPMENT AGREEMENT

AMENDMENT

NUMBER 2

This Development Agreement Amendment Number 2 (this “Amendment”), by and between ICM, Inc. (the “ICM”) and Gevo, Inc., a Delaware corporation with offices at 345 Inverness Dr. South, Building C, Suite 310, Englewood, Colorado 80112-5889 (“Gevo”) is effective as of December 7, 2011 (the “Effective Date”) and amends that certain Development Agreement between ICM and Gevo (the “Agreement”) effective October 16, 2008.

ICM and Gevo agree that Section 9 of the Agreement shall be replaced in its entirety with the following:

“9 Project Term. With respect to the Project, this Agreement is effective as of the Effective Date set forth above and will terminate as provided below (the “Project Term”). Either Party may terminate this Agreement without cause at any time, with termination effective thirty (30) days after such Party’s delivery to the other party of written notice of termination. Gevo or ICM also may terminate this Agreement immediately upon the other Party’s material breach of Article 10 (“Confidentiality”) or Article 11 (“Intellectual Property”) or any time prior to the start of the Project. If Gevo terminates this Agreement during the Project Term, it will remain responsible to pay to ICM all amounts owed pursuant to Section 23 as of the effective date of such termination, including but, not limited to, all costs incurred by ICM for construction and modification of the Plant for purposes of the Project.”

All other terms, restrictions and obligations of the Agreement shall remain in full force and effect. All capitalized words and terms used in this Amendment and not defined herein shall have the respective meaning/s ascribed to them in the Agreement.

Accepted and Agreed to,

ICM, Inc.:

By:	/s/ Tom Ranallo
Name:	Tom Ranallo
Title:	Vice-President—Operations

Gevo, Inc.:

By:	/s/ Brett Lund
Name:	Brett Lund
Title:	EVP & General Counsel